Exhibit 10.1

January 24, 2023

Cristina Tate

[*****]

Subject: Appointment to Interim Chief Financial Officer

Dear Cristina,

This letter is to thank you for your dedication and service to Extreme Networks. In recognition of your efforts to help us build a high performing, successful organization, and in taking on higher level responsibilities, we are delighted to inform you of your appointment to Interim Chief Financial Officer and award of increase in compensation.

Effective January 25, 2023, your job title will change to Interim Chief Financial Officer reporting to the undersigned. Also, effective January 25, 2023, you will receive an adjustment in your annual compensation as outlined below:

Annualized Base Salary: $ 350,000 USD

Annualized Bonus Target (EIP): 45% of eligible earnings

In addition to base pay increase, you will be awarded a one-time bonus in the amount of $50,000 USD payable within 60 days of the completion of the interim position.

You will also be recommended to receive a promotional RSU grant effective February 15, 2023, valued at approximately $100,000 USD at the time of grant, with vesting of 1 year. The exact number of RSUs resulting from this grant will be determined using the average closing price of EXTR stock during the 30 trading days prior to February 10, 2023 and will be communicated to you through your E*Trade account once approved.

All other terms and conditions of your employment with the company remain in effect, including the at-will relationship and your obligation to comply with the company’s policies, including the Code of Business Ethics.

On behalf of myself and the entire leadership team, thank you for your ongoing contributions. I am excited about the future and your ability to contribute to this elevated role. It’s because of the efforts and dedication of employees like you that we’ll be able to achieve our goals.

Sincerely,

/s/ Ed Meyercord

Ed Meyercord

President and CEO

Extreme Networks, Inc.

cc: Oracle HCM Personnel file